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Exhibit 5.1

[COOLEY GODWARD LLP LETTERHEAD]

August 17, 2001

Omnicell, Inc.
1101 East Meadow Drive
Palo Alto, CA 94303

Ladies and Gentlemen:

    You have requested our opinion with respect to certain matters in connection with the filing by Omnicell, Inc. (the "Company") of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission covering up to 4,773,157 shares of Company's Common Stock, $.001 par value (the "Shares") pursuant to its 1992 Equity Incentive Plan, 1995 Management Stock Option Plan, 1997 Employee Stock Purchase Plan and 1999 Equity Incentive Plan (the "Plans").

    In connection with this opinion, we have examined and relied upon the Registration Statement and related Prospectus, your Certificate of Incorporation, as amended, and Bylaws and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

    On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plans, the Registration Statement and related Prospectus, will be validly issued, fully paid and non-assessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

    We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

COOLEY GODWARD LLP

By:	/s/ Robert J. Brigham Robert J. Brigham

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  Exhibit 5.1